EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Robert M. Garst, Chief Executive Officer
717-957-2196

RIVERVIEW FINANCIAL CORPORATION ANNOUNCES

STOCK REPURCHASE PROGRAM

HALIFAX, PA, April 9, 2010 — Riverview Financial Corporation announced today that its Board of Directors has authorized the repurchase of up to 85,750 shares, or 4.9% of its outstanding common stock.  These shares will be purchased in open market or privately negotiated transactions at prevailing market prices from time to time over a twelve-month period depending upon market conditions and other factors including any blackout periods during which the corporation and its insiders may be prohibited from trading in the corporation’s common stock.  Any repurchased shares will be held as treasury stock and will be available for general corporate purposes.

Robert M. Garst, Chief Executive Officer, commented, “We are pleased to announce our first stock repurchase program, as we are committed to capital management strategies that will enhance our shareholder value”.

Riverview Financial Corporation is a Halifax, Pennsylvania based bank holding company with assets of $252.9 million.  Its wholly-owned subsidiary, Riverview National Bank, serves the communities of Perry, Dauphin and Cumberland counties through the five full service branches of The First National Bank of Marysville and the three full service branch facilities and one drive-up office of Halifax National Bank.  Riverview Financial Corporation’s stock is traded on the over-the-counter market under the symbol of RIVE.

Inquiries regarding this stock repurchase program may be made through Stifel Nicolaus & Company, Inc., 866-692-8435.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors.  Such factors include the possibility that anticipated cost savings may not be realized, estimated synergies may not occur, increased demand or prices for the corporation’s financial services and products may not occur, changing economic and competitive conditions, technological developments and other risks and uncertainties.  Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: ineffectiveness of their business strategy due to changes in current or future market conditions; the effects of competition, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products and services; interest rate movements; inability to achieve merger-related synergies; difficulties in integrating distinct business operations, including information technology difficulties; disruption from the transaction making it more difficult to maintain relationships with customers and employees, and challenges in establishing and maintaining operations in new markets; volatilities in the securities markets; and deteriorating economic conditions.